COMMUNICATION FOR BROKER DEALERS AND FINANCIAL ADVISORS
WHO ARE AFFILIATED WITH AMERICAN REALTY CAPITAL
NEW YORK RECOVERY REIT, INC. SELLING GROUP MEMBERS

NOT FOR FURTHER DISTRIBUTION

We are writing to inform you that, as of December 9, 2013, American Realty Capital New York Recovery REIT, Inc. (“ARC NYRR”) has raised $1.61 billion of its approximate $1.7 billion offering of common stock (including amounts reallocated from its distribution reinvestment plan (“DRIP”)).

As previously announced with respect to the filing of its follow-on offering registration statement, ARC NYRR will not raise, in the aggregate, more than the total amount of shares registered for sale in its initial public offering (including reallocated DRIP shares).

Given the increased velocity of fundraising, ARC NYRR expects it will be able to accept subscriptions received in good order through Thursday, December 12, 2013.

In light of ARC NYRR's equity raised to date and the near completion of its initial public offering, ARC NYRR will not launch its follow-on offering.

Subscriptions that are received will continue to be processed, subject to the availability of shares. Any subscriptions that ARC NYRR is unable to accept will be promptly returned.

Your firm has been an important part of the selling group and we appreciate your efforts to support ARC NYRR’s fundraising.

Please feel free to contact us with any questions on this announcement.

Michael Weil Chairman Realty Capital Securities, LLC	R. Lawrence Roth Chief Executive Officer Realty Capital Securities, LLC	Louisa Quarto President Realty Capital Securities, LLC

Not For Further Distribution
Please do not forward this electronic communication.

Copyright (C) 2013 Realty Capital Securities, LLC All rights reserved.

Realty Capital Securities, LLC (Member FINRA/SIPC) is the dealer manager for American Realty Capital New York Recovery REIT, Inc. This is neither an offer to sell or a solicitation of an offer to buy the securities described herein. An offering is made only by the prospectus.

To obtain a prospectus for any of these offerings, please contact Realty Capital Securities, LLC (Member FINRA/SIPC), Three Copley Place, Suite 3300, Boston, MA 02116, 877-373-2522.